Exhibit 2(b)


The following amendment to the Bylaws of PBHG Insurance Series Fund, Inc. was adopted by resolution of the Board of Directors on December 3, 1997:

NOW THEREFORE BE IT RESOLVED, that the second paragraph of Section 8 of Article II of the Bylaws of each Company is hereby amended to read in its entirety as follows:

         Each stockholder entitled to vote at any meeting of stockholders may authorize another person or persons to act for him by a proxy signed by such stockholder or his attorney-in-fact. A stockholder may duly authorize such attorney in fact through written, electronic, telephonic, computerized, facsimile, telecommunication, telex or oral communication or by any other form of communication. No proxy shall be valid after the expiration of eleven months from the date thereof, unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the stockholder executing it, except in those cases where such proxy states that it is irrevocable and where an irrevocable proxy is permitted by law. Except as otherwise provided by statute, the Articles of Incorporation or these ByLaws, any corporate action to be taken by vote of the stockholders shall be authorized by a majority of the total votes validly cast at a meeting of stockholders at which a quorum is present.